News Release

Contact:	W. Michael Madden Senior Vice President & CFO (615) 872-4800	Tripp Sullivan Corporate Communications, Inc. (615) 324-7335

KIRKLAND’S REPORTS SECOND QUARTER 2012 RESULTS

NASHVILLE, Tenn. (August 17, 2012) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week and 26-week periods ended July 28, 2012.

Net sales for the 13 weeks ended July 28, 2012, increased 1.5% to $91.0 million compared with $89.7 million for 13-week period ended July 30, 2011. Comparable store sales, including e-commerce, for the second quarter of fiscal 2012 decreased 3.6% compared with a decrease of 8.0% in the prior-year quarter. Kirkland’s opened 10 stores and closed 5 during the second quarter of 2012, bringing the total number of stores to 302 at quarter end.

Net sales for the 26-week period ended July 28, 2012, increased 2.6% to $188.8 million compared with $184.1 million for the 26-week period ended July 30, 2011. Comparable store sales, including e-commerce, for the 26 weeks ended July 28, 2012, decreased 2.4% compared with a decrease of 8.2% in the prior-year period. The Company opened 15 stores and closed 22 stores during the 26-week period.

The Company reported a net loss of $2.0 million, or $0.11 per diluted share, for the second quarter of fiscal 2012 compared with a net loss of $0.5 million, or $0.02 per diluted share, for the second quarter of fiscal 2011.

For the 26-week period ended July 28, 2012, the Company reported a net loss of $42,000, or $0.00 per diluted share, compared with net income of $2.7 million, or $0.13 per diluted share, for the 26-week period ended July 30, 2011.

Commenting on the second quarter results, Robert Alderson, Kirkland’s President and Chief Executive Officer, said, “The distinct change in consumer sentiment we noted a few months ago continued throughout this quarter and pressured our results. While sales in the stores were below what we expected and e-commerce better-than-anticipated, promotional activity was more extensive than normal for the second quarter and impacted merchandise margins.

“We have yet to see the sustained demand necessary to drive the results we all expect from Kirkland’s, but we are aggressively addressing these trends to position us for improved performance over the next several quarters. We are pursuing an expansion of our e-commerce business, a new brand strategy, a major store layout redesign and leveraging the rollout of new information systems to improve our merchandise buying and planning execution.”

Stock Repurchase Plan
During the second quarter of fiscal 2012, the Company repurchased 1,142,464 shares of common stock for a total of $13.4 million, or an average price of $11.74 per share, which completed the Company’s repurchase plan. Since the inception of the plan in August 2011, the Company repurchased 3,394,693 shares for a total of $40 million, at an average price of $11.78.

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2501 McGavock Pike, Suite 1000 ¦ Nashville, Tennessee 37214 ¦ (615) 872-4800

KIRK Reports Second Quarter Fiscal 2012 Results

August 17, 2012

Updated Fiscal 2012 Performance Goals

Store Growth: For the 53-week period ending February 2, 2013 (“fiscal 2012”), the Company expects to open 40 to 44 new stores and close approximately 30 stores. This expected unit growth of approximately 4% would represent an increase in company-wide square footage of approximately 9%.

Sales:
The Company expects total sales for fiscal 2012 to increase in the range of 4% to 6% compared with fiscal 2011. This expectation for total sales growth reflects the additional week in the retail calendar for Fiscal 2012. This level of sales growth would imply a comparable store sales decrease in the low single digit range, excluding the impact of the additional week of sales.

Margins:
Based on the current outlook, the Company expects operating margin in fiscal 2012 to be 200 to 250 basis points below fiscal 2011 due to expected increases in container rates in the second half of the year combined with a continued promotional environment, as well as investments in additional personnel in key areas of the business to support the Company’s growth plans and technology investments.

Earnings:
Based on the above assumptions, the Company expects earnings per share for fiscal 2012 to be in the range of $0.72 to $0.82. The
Company expects its effective tax rate for fiscal 2012 to range between 38% and 38.5%.

Cash Flow:
Excluding activity under the Company’s share repurchase program, the Company expects to again generate positive cash flow in fiscal
2012. Capital expenditures in fiscal 2012 are estimated to range between $29 million and $32 million.

Third Quarter Fiscal 2012 Outlook
For the third quarter ending October 27, 2012, the Company expects a net loss of $0.03 to $0.07 per diluted share compared with net income of $0.06 per share in the prior-year quarter. Net sales are expected to be $97 million to $99 million, with comparable store sales down 3% to 5%. The Company expects to open approximately 14 to 16 stores and close approximately 4 stores during the quarter.

Investor Conference Call and Web Simulcast
Kirkland’s will host a conference call at 11:00 a.m. ET today to discuss the second quarter results. The number to call for the interactive teleconference is (212) 231-2919. A replay of the conference call will be available through Friday, August 24, 2012, by dialing (402) 977-9140 and entering the confirmation number, 21575899.

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website www.kirklands.com under Investor Relations or http://www.videonewswire.com/event.asp?id=88700 on August 17, 2012, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 300 stores in 30 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

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KIRK Reports Second Quarter Fiscal 2012 Results

August 17, 2012

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 12, 2012. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports Second Quarter Results

August 17, 2012

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(numbers in thousands, except per share amounts)

	13 Week Period Ended
	July 28,	July 30,
	2012	2011
Net sales	$91,004	$89,701
Cost of sales	61,010	58,856

Gross profit	29,994	30,845
Operating expenses:
Operating expenses	30,741	28,752
Depreciation	3,205	2,733

Operating loss	(3,952)	(640)
Other expense (income), net	22	(42)

Loss before income taxes	(3,974)	(598)
Income tax benefit	(1,977)	(118)

Net loss	$(1,997)	$(480)

Loss per share:
Basic	$(0.11)	$(0.02)

Diluted	$(0.11)	$(0.02)

Shares used to calculate loss per share:
Basic	17,470	19,957

Diluted	17,470	19,957

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KIRK Reports Second Quarter Results

August 17, 2012

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(numbers in thousands, except per share amounts)

	26 Week Period Ended
	July 28,	July 30,
	2012	2011
Net sales	$188,792	$184,104
Cost of sales	120,329	115,171

Gross profit	68,463	68,933
Operating expenses:
Operating expenses	63,025	58,433
Depreciation	6,220	5,974

Operating income (loss)	(782)	4,526
Other expense (income), net	19	(5)

Income (loss) before income taxes	(801)	4,531
Income tax provision (benefit)	(759)	1,841

Net income (loss)	$(42)	$2,690

Earnings (loss) per share:
Basic	$(0.00)	$0.13

Diluted	$(0.00)	$0.13

Shares used to calculate earnings (loss) per share:
Basic	17,869	19,936

Diluted	17,869	20,645

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KIRK Reports Second Quarter Results

August 17, 2012

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in thousands)

	July 28, 2012	January 28, 2012	July 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$49,614	$83,123	$75,106
Inventories, net	49,773	47,306	47,656
Income taxes receivable	3,727	—	3,880
Deferred income taxes	1,635	1,657	3,274
Other current assets	10,138	7,784	9,283

Total current assets	114,887	139,870	139,199
Property and equipment, net	68,840	60,315	51,940
Non-current deferred income taxes	1,086	1,108	1,394
Other assets	1,425	1,296	847

Total assets	$186,238	$202,589	$193,380

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,583	$21,592	$17,011
Income taxes payable	—	3,146	—
Other current liabilities	20,772	21,805	21,527

Total current liabilities	43,355	46,543	38,538
Deferred rent and other long-term liabilities	40,159	38,384	31,999

Total liabilities	83,514	84,927	70,537

Net shareholders’ equity	102,724	117,662	122,843

Total liabilities and shareholders’ equity	$186,238	$202,589	$193,380

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KIRK Reports Second Quarter Results

August 17, 2012

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	26 Week Period Ended
	July 28, 2012	July 30, 2011
Net cash provided by (used in):
Operating activities	$(2,364)	$(5,606)
Investing activities	(14,786)	(11,811)
Financing activities	(16,359)	1,301

Cash and cash equivalents:
Net decrease	(33,509)	(16,116)
Beginning of period	83,123	91,222

End of period	$49,614	$75,106

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